Exhibit 99.1

MCEWEN MINING ADDRESSES NYSE LISTING REQUIREMENTS

TORONTO, January 6, 2022 - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) reports that it has fallen below the New York Stock Exchange ("NYSE") continued listing requirement related to the price of its common stock. The NYSE requires that the average closing price of a listed company's common stock be above US$1.00 per share, calculated over a period of 30 consecutive trading days. The Company was notified by the NYSE on January 5th, 2022 that the average price of its common stock for the previous 30 trading days was below $1.00 per share.

McEwen Mining intends to take steps to regain compliance with the NYSE continued listing requirements. Under NYSE rules, the Company has a period of six months to bring its share price and 30-day average closing share price back above $1.00. During this period, the Company’s common stock will continue to trade on the NYSE, subject to all other continued listing requirements. At the end of the six-month remedy period, if the share price has not recovered, the Company's stock will be subject to NYSE suspension and delisting procedures. The Company's listing on the Toronto Stock Exchange ("TSX") is unaffected by any actions of the NYSE.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements and information, including "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. See McEwen Mining's Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and other filings with the Securities and Exchange Commission, under the caption "Risk Factors", for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by the management of McEwen Mining Inc.

ABOUT MCEWEN MINING

McEwen Mining is a diversified gold and silver producer and explorer focused in the Americas with operating mines in Nevada, Canada, Mexico and Argentina. It also has a large exposure to copper through its subsidiary McEwen Copper, owner of the giant Los Azules copper deposit in Argentina.

CONTACT INFORMATION:

Investor Relations: (866)-441-0690 Toll-Free (647)-258-0395 Mihaela Iancu ext. 320 info@mcewenmining.com

Website: www.mcewenmining.com

Facebook: facebook.com/mcewenmining

Facebook: facebook.com/mcewenrob

Twitter: twitter.com/mcewenmining

Twitter: twitter.com/robmcewenmux

Instagram: instagram.com/mcewenmining

150 King Street West Suite 2800, P.O. Box 24 Toronto, ON, Canada M5H 1J9

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